UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2007

Diamond Jo, LLC	Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as	(Exact name of registrant as	(Exact name of registrant as
specified in its charter)	specified in its charter)	specified in its charter)

Delaware	Delaware	Delaware
(State or other jurisdiction of	(State or other jurisdiction of	(State or other jurisdiction of
incorporation or organization)	incorporation or organization)	incorporation or organization)

42-1483875	20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

3rd Street Ice Harbor

P.O. Box 1750

Dubuque, Iowa  52001-1750

(Address of executive offices, including zip code)

(563) 583-7005

(Registrant’s telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement.

On October 16, 2007, Diamond Jo Worth, LLC (“DJW”) and Diamond Jo Worth Corp. issued and sold to a third party investor in a private placement an additional $23.0 million aggregate principal amount of their 11% Senior Secured Notes due 2012 (the “DJW Notes”) at a purchase price of 98.5% of the principal amount thereof.   DJW used the proceeds of the DJW Notes to finance its purchase of approximately $23.0 aggregate principal amount of Urban Renewal Tax Increment Revenue Bonds, Taxable Series 2007 (“City Bonds”) issued by the City of Dubuque, Iowa.

In connection with the issuance of the DJW Notes, DJW obtained the consent of the existing holders of the DJW Notes to amend the indenture governing the DJW Notes to permit the issuance of the additional notes and the purchase the City Bonds.  DJW also amended its credit agreement with American Trust & Savings Bank to permit the issuance of the additional DJW Notes.

On September 25, 2007, Diamond Jo, LLC (“DJL”) entered into a bonded construction contract with Conlon Construction Co. (“Conlon”) for the construction of a new casino in Dubuque, Iowa.  The construction contract is based on a cost plus fee arrangement and establishes a guaranteed maximum price of approximately $19.3 million for site preparation and certain preliminary construction costs for the project.  The construction contract contemplates a budget for construction of $53.2 million and a complete project budget of approximately $78.0 million and completion of construction in the fourth quarter of 2008, which date may be extended through a change order.  Conlon is a full-service general contractor providing general contracting, construction management and design-build services for new construction and renovation projects throughout the Midwest.  DJL has also entered into an agreement with YWS Architects pursuant to which YWS Architects will serve as the casino architect for a fee of approximately $2.9 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENINSULA GAMING, LLC

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

DIAMOND JO, LLC

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

PENINSULA GAMING CORP.

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

Date: October 22, 2007